Exhibit 99.2
CONSENT OF COMPENSATION CONSULTING FIRM
     We hereby consent to the reference to us as a compensation consulting firm, and to the recommendations and other disclosures attributed to us, in this Registration Statement on Form S-1 of Intelius, Inc. We also consent to the references to us under the heading “Experts” in such Registration Statement.
Mercer

By:	/s/ Tracy A. Bean

Its:	Principal

Dated: January 8, 2008